Exhibit 99.1

NEWS RELEASE	PICO HOLDINGS, INC.

FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES THAT ITS CHAIRMAN IS TO RETIRE AT THE END OF 2007
     (LA JOLLA, CALIFORNIA)—May 7, 2007 —PICO Holdings, Inc. (NASDAQ: PICO) announced that the Company’s Chairman, Ron Langley, is slated to retire from his executive position and as Chairman of the Company’s Board of Directors as of December 31, 2007. Mr. Langley will serve on the PICO Board as a Director at least throughout 2008.
     Mr. Langley commented:
     “After a career as an active value investor in Australia, North America, and Europe spanning 32 years, the time has come for me to devote more time to my children and grandchildren, most of whom live in Australia, and to managing my personal affairs. But, for the rest of 2007, it’s business as usual.”
     In 1993, when Ron Langley and John Hart became involved with Physicians Insurance Company of Ohio, as it then was, the Company was a medical professional liability insurer based in Ohio. The Company was unprofitable, required additional capital, and was under threat of being acquired by its largest competitor. Mr. Langley and Mr. Hart structured a $5 million capital infusion, and immediately set out to transform the business. In the 14 years since, the Company has become a diversified holding company, with its major operations in water resources and land in the Southwest. Vidler Water Company is the largest developer of water resources in Nevada and Arizona, and Nevada Land & Resource Company is one of the largest private landowners in Nevada. Today PICO has a market capitalization exceeding $820 million compared to $9 million in 1993, and more than $505 million in shareholders’ equity compared to $15 million in 1993. Over the same 14-year period, PICO has delivered 21% annual compound share price growth, which is more than double the return on the S&P 500 Index.
     The PICO Board will elect the Company’s new Chairman at its November 2007 meeting. In the interim, PICO’s Board has elected John D. Weil as Lead Director, effective May 7, 2007. Mr. Weil is a very successful private investor based in St. Louis, Missouri, and a significant shareholder in PICO. Mr. Weil has more than 40 years of experience as an investor in the financial markets, and has served on the Boards of numerous public companies in a variety of industries, including PICO since 1987.
     Finally, PICO’s Compensation Committee has entered into a new five-year employment agreement with the Company’s President and Chief Executive Officer, John Hart.
     PICO’s Lead Director and Chairman of the Compensation Committee, John Weil, commented:
     “On behalf of the PICO Board, employees, and shareholders, I would like to express our appreciation for Ron Langley’s wise leadership as Chairman over the past 12 years, and his efforts to create value for the Company’s shareholders. In particular, Mr. Langley was instrumental in Physicians Insurance Company of Ohio’s initial strategic investments, which can only be described as spectacularly successful. In part, it was these investments which gave the Company the financial capacity to fund the development of the water resource and land businesses which are PICO’s dominant operations today. In recent years, Mr. Langley has overseen PICO’s holdings in European public companies, which have been strong contributors to growth in book value per share.
     “Over the past 10 years, the development and growth of the Company’s water resource and land businesses has been so significant that they are now PICO’s most valuable operations. This growth in value has been primarily led by John Hart. The Board is optimistic about the Company’s future, having secured Mr. Hart’s services as President and CEO for the next five years.”
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875 Prospect Street, Suite 301 • La Jolla, California 92037-4264
Phone: (858) 456-6022 • Fax: (858) 456-6480 • www.picoholdings.com

PICO Holdings, Inc.
Announces Chairman’s Retirement

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This press release contains “forward-looking statements” within the meaning of securities law, and the Company intends that such statements be protected by the safe harbor created by the Private Securities Litigation Reform Act of 1995. Among others, these forward-looking statements include the expectation that Mr. Langley will continue to serve on the Board through 2008, that the Board will elect a new Chairman at its November 2007 meeting, and that Mr. Hart will serve as President and CEO for the next five years. Such forward-looking statements are subject to a number of risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to the Company’s ability to identify promising businesses in which the Company can create value, as well as other risks and uncertainties detailed from time to time in PICO’s filings with the Securities and Exchange Commission.
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CONTACT:	Max Webb	Chief Financial Officer	(858) 456-6022 ext. 216

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